Exhibit 10.57

Vishay Intertechnology, Inc.
Form of Executive Officer Restricted Stock Unit Agreement

THIS AGREEMENT, made as of the Grant Date, between Vishay Intertechnology, Inc. (the "Company") and the Participant.
RECITALS
The Company has adopted and maintains the Vishay Intertechnology, Inc. 2007 Stock Incentive Program, as amended and restated, (the "Program") to enhance the long-term performance of the Company and to provide selected individuals with an incentive to improve the growth and profitability of the Company by acquiring a proprietary interest in the success of the Company.
The Program provides that the Compensation Committee (the "Committee") of the Company's Board of Directors shall administer the Program, including the authority to determine the persons to whom awards will be granted and the amount and type of such awards.
The Committee has determined that the purposes of the Program would be furthered by granting the Participant Restricted Stock Units as set forth in this Agreement.
The parties therefore agree as follows:
1.            Grant Schedule.  Certain terms of the grant of Restricted Stock Units are set forth on the Grant Schedule that is attached to, and is a part of, this Agreement.
2.            Grant of Restricted Stock Units.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Program, the Committee hereby grants to the Participant the number of Restricted Stock Units set forth on the Grant Schedule.
3.            Grant Date.  The Grant Date of the Restricted Stock Units is set forth on the Grant Schedule.
4.            Incorporation of Program.  All terms, conditions and restrictions of the Program are incorporated herein and made part hereof as if stated herein.   If there is any conflict between the terms and conditions of the Program and this Agreement or any applicable employment agreement, the terms and conditions of the employment agreement will govern over those of the Program or this Agreement, and the terms and conditions of this Agreement will govern over those of the Program.   Except as otherwise provided herein, including the Grant Schedule, all capitalized terms used herein will have the meaning given to such terms in the Program.
5.            Performance Target.  To the extent that the Grant Schedule includes a performance-based target, the Grant Schedule will specify the extent to which the Restricted Stock Units will be forfeited for failure to achieve the performance-based target.

6.            Vesting.  Subject to the further provisions of this Agreement, the Restricted Stock Units will vest as set forth on the Grant Schedule (each date on which Restricted Stock Units vest being referred to as a "Vesting Date").
7.            Transferability.  The Restricted Stock Units are not transferable or assignable otherwise than by will or by the laws of descent and distribution.  Any attempt to transfer Restricted Stock Units, whether by transfer, pledge, hypothecation or otherwise and whether voluntary or involuntary, by operation of law or otherwise, will not vest the transferee with any interest or right in or with respect to such Restricted Stock Units.
8.            Termination of Employment.  In the event of the Participant's Termination of Employment that is a "separation from service" within the meaning of section 409A of the Code and applicable Treasury Regulations issued under section 409A, all unvested Restricted Stock Units will vest or be forfeited according to the terms and conditions of the Participant's employment agreement.  To the extent compliance with the requirements of Treasury Regulation § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under section 409A of the Code to the issuance of Shares to the Participant, then any issuance of Shares to the Participant that would otherwise be made during the six-month period beginning on the date of such Termination of Employment will be deferred and delivered to the Participant immediately following the lapse of such six-month period.
9.            Designation of Beneficiary.  The Participant has the right to designate in writing from time to time a beneficiary or beneficiaries for any Award by filing a written notice of such designation with the Committee.  If the Participant's beneficiary predeceases the Participant and no successor beneficiary is designated, or if no valid designation has been made, the Participant's beneficiary will be the Participant's estate.  In such an event, no payment will be made unless the Committee will have been furnished with such evidence as the Committee may deem necessary to establish the validity of the payment.
10.            Issuance of Shares.
a.            On each Vesting Date (or upon or following Termination of Employment as provided in Section 8), the Company shall issue to the Participant, whether by means of stock certificates or book entry registration, a number of shares of common stock of the Company ("Common Stock") equal to the number of Restricted Stock Units granted hereunder that have vested as of such date.
b.            The Company may require as a condition of the issuance of shares of Common Stock, pursuant to Section 10(a) hereof, that the Participant remit to the Company an amount sufficient in the opinion of the Company to satisfy any federal, state and other governmental tax withholding requirements related to the issuance of such shares.  The Committee, in its sole discretion, may permit the Participant to satisfy such obligation by delivering shares of Common Stock or by directing the Company to withhold from delivery shares of Common Stock, in either case valued at their Fair Market Value on the applicable Vesting Date, with fractional shares being settled in cash.

c.            The Participant will not be deemed for any purpose to be, or have rights as, a stockholder of the Company by virtue of the grant of Restricted Stock Units, until shares of Common Stock are issued in settlement of such Restricted Stock Units pursuant to Section 10(a) hereof.  Upon the issuance of a stock certificate or the making of an appropriate book entry on the books of the transfer agent, the Participant will have all of the rights of a stockholder.
11.            Securities Matters.  The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the "1933 Act") of any interests in the Program or any shares of Common Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued any shares, whether by means of stock certificates or appropriate book entries, unless and until the Company is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.  The Committee may require, as a condition of the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates bear such legends and any book entries be subject to such electronic coding or stop order, as the Committee, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Common Stock, if and when issued, may be "restricted securities," as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.
12.            Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, will impair any such right, power or remedy of such party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and will be effective only to the extent specifically set forth in such writing.
13.            Right of Discharge Preserved.  Nothing in this Agreement confers upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.
14.            Integration.  The Program, this Agreement, including the Grant Schedule, and any applicable employment agreement contain the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  Any applicable employment agreement and this Agreement, including, without limitation, the Program, supersede all prior agreements and understandings between the parties with respect to its subject matter.
15.            Counterparts.  This Agreement may be executed in two or more counterparts, each of which is deemed an original, but all of which constitute one and the same instrument.
16.            Governing Law.  This Agreement is governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.
17.            Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Program and has carefully read and understands this Agreement and the Program.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Program, this Agreement and the Restricted Stock Units are final and conclusive.
The parties are signing this Agreement on the date stated in the introductory paragraph.
VISHAY INTERTECHNOLOGY, INC.

By:
Name:	Peter G. Henrici
Title:	Sr. Vice President, Corporate Secretary

[Participant Name] DATED: ________________ , 2014

Grant Schedule
Participant's name:	[Participant Name]

Grant Date:

1. Number of Restricted Stock Units granted:
2.    Vesting Dates:
(a) As to [•] Restricted Stock Units:  January 1, 2016

(b) As to [•] Restricted Stock Units:  January 1, 2016, provided that 50% of such Restricted Stock Units shall vest if 80% of the Performance Target has been satisfied, and an additional 2.5% of such Restricted Stock Units shall vest for each additional full 1% (between 80% and 100%) of the Performance Target that has been satisfied.

With respect the Restricted Stock Units referenced in 2(b) above, such Restricted Stock Units shall vest only if [insert performance criteria].

In the event of a Change in Control, all of such outstanding Restricted Stock Units will immediately vest.

Notwithstanding the foregoing, no Restricted Stock Units subject to this Agreement shall vest unless the Participant has complied with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").  If the Restricted Stock Units subject to this Agreement would have vested pursuant to this Agreement but did not vest solely because the Participant was not in compliance with all applicable provisions of the HSR Act, the Vesting Date for such Restricted Stock Units shall occur on the first date following the date on which such Restricted Stock Units would otherwise have vested pursuant to this Agreement on which the Participant has complied with all applicable provisions of the HSR Act.

__________________                                       __________________________
[Participant Name]                                                      Vishay Intertechnology, Inc.

 DATED:  _______________________, 2014